UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 15, 2017

TEREX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

200 Nyala Farm Road, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

Pursuant to its previously announced plans, on February 15, 2017, Terex Corporation (“Terex” or the “Company”) redeemed the remaining $172.5 million principal amount outstanding of its 6% Senior Notes due 2021 (the “Notes”). The total cash paid to redeem the Notes was $180.3 million, which included a call premium of $5.2 million and accrued and unpaid interest of $2.6 million. HSBC Bank USA, National Association (“HSBC”), trustee under the indenture for the Notes, acted as the paying agent for the Company in connection with this redemption. The Company utilized cash on hand, including proceeds from issuance on January 31, 2017 of its 5.625% Senior Notes due 2025 for the redemption of the Notes. As previously disclosed, $377.5 million in aggregate principal amount of the Notes were validly tendered and accepted for purchase by the Company on January 30, 2017 and $300 million of the Notes were redeemed on February 3, 2017.

As a result of redemption of the Notes, the related supplemental indentures dated as of November 26, 2012 and September 8, 2015 by and among Terex, the subsidiary guarantors named therein and HSBC as trustee, terminated automatically as of February 15, 2017.

HSBC may, from time to time, be a party to other agreements with the Company and its subsidiaries, including the provision of commercial banking, investment banking, trustee and/or other financial services in the ordinary course of business of the Company and its subsidiaries.

Item 8.01. Other Events.

Terex issued a press release on February 15, 2017, announcing the completion of the sale of 7.45 million shares of Konecranes Plc at a price of EUR 34.50 per share. A copy of this press release is included as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits

99.1    Press release of Terex Corporation issued on February 15, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2017

TEREX CORPORATION

By: /s/ Eric I Cohen
Eric I Cohen Senior Vice President, Secretary and General Counsel